SECTION 2
CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

This Code of Ethics (“Code”) establishes rules of conduct for all Covered Persons and is designed to, among other things, govern personal securities trading in the accounts of Covered Persons, immediate family/household accounts and accounts in which a Covered Person has a beneficial interest. This Code is based on the principle that Miles and its Covered Persons owe a fiduciary duty to Miles’ clients to conduct their affairs in such a manner as to avoid serving their own personal interests ahead of clients, taking inappropriate advantage of their position with the firm, and any actual or potential conflict of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by Miles continue to be applied and is designed to comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940 (the “1940 Act”). The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading, and other forms of prohibited or unethical business practices. The Code is divided into three sections: A) Prohibition Against Insider Trading; B) Personal Securities Transactions; and C) Other Policies including Gifts and Outside Employment.

A. PROHIBITION AGAINST INSIDER TRADING

1. Introduction

Trading securities while in possession of material non-public information or improperly communicating that information to others is illegal and may expose Miles and Covered Persons to severe regulatory, civil and criminal penalties. A person may be subject to significant penalties even if he or she does not personally benefit from the information. The criminal penalties for engaging in insider trading can be severe, including fines and substantial jail time. In addition to potential criminal liability, the SEC can also recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring an individual from the securities industry. Finally, Covered Persons and Miles may also be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is continuously developing. You may, at some point, be uncertain about the application of the insider trading or other rules contained in this Code. Often, a single question can avoid disciplinary action or complex legal problems. Contact Miles’ CCO if you have any questions about this Policy or if you have any reason to believe that a violation of this Code has occurred or is about to occur.

2. General Policy

Covered Persons may not pursue any benefit from non-public information including trading, either personally or on behalf of others (including Miles-managed accounts), while in possession of material, non-public information. Covered Persons also may not communicate material, non-public information to others.

What is Material Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision. Generally, this includes any information that will have a substantial effect on the price of an issuer’s securities. Material information does not need to only relate to a company’s business. The SEC position is that material non-public information relates not only to issuers, but also, among other things, to Miles’ securities recommendations and client securities holdings and transactions.

What is “Inside” or “Non-Public Information?

“Inside information” is non-public information that has not been disseminated or communicated publicly in writing, by release to the media or delivered through other appropriate means of communication, including but not limited to, a news service, a national newspaper or a filing of corporate disclosure documents, such as a prospectus, proxy statement, or Form 10K/10Q. Inside information may involve information about a security or issuer of publicly-held securities from an internal or external source that is material to a determination as to whether to buy, sell or hold the security.

Identifying Inside Information

Before executing any trade for yourself or others, including funds or segregated accounts managed by Miles (Client Accounts”), you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, take the following steps:

−	Report the information and proposed trade immediately to the CCO or his/her designee;

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−	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts;
−	Do not communicate the information inside or outside the firm, other than to compliance;
−	After compliance has reviewed the issue, the firm will determine whether the information is material and non- public, and if so, what action the firm will take.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when in the course of these contacts, Covered Persons become aware of material, non-public information. In such situations, Miles must make a judgment as to its further conduct. To protect yourself, clients, and the Firm, you should contact compliance immediately if you believe that you may have received material, non-public information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: first, tender offer activity often produces fluctuations in the price of the target company’s securities. Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this Code should exercise extreme caution any time they become aware of non-public information relating to a tender offer.

Restricted Watch Lists

Miles takes appropriate steps to establish restricted or watch lists for securities for which it has received material confidential information. Covered Persons are prohibited from purchasing, selling or exchanging securities on the restricted or watch list personally or in any Client Account.

B. PERSONAL SECURITIES TRANSACTIONS

Persons employed in the financial services industry are subject to regulatory restrictions on the purchase and sale of securities for their own accounts. Miles allows Covered Persons to maintain brokerage accounts and trade Covered Securities (defined below) provided such trading in the accounts is consistent with Miles’ fiduciary duty to its clients and is consistent with regulatory requirements. As part of its obligations under the securities laws, Miles is required to maintain information about the personal securities trading activity of its personnel. These restrictions and reporting requirements are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to material non-public information than do employees in other types of businesses, and, therefore, a greater potential to misuse that information.

1. Covered Persons

For purposes of this Code, Miles’ Covered Persons are also considered Access Persons as defined by the Advisor’s Act and the 1940 Act. In addition to Miles employees, interns and independent contractors, categories of Covered Persons subject to the limitations on personal securities transactions in this Code include:

Non-Officer Directors - those persons who sit on Miles’ Board of Directors but are not employees. By virtue of their position, Non-Officer Directors are deemed by regulation to be Access Persons. Non-Officer Directors are generally not subject to the pre-clearance requirements of the Code, but are subject to its reporting requirements. At the current time, Miles does not have Non-Officer Directors, but should be aware of these requirements in the event a Non-Officer Director is appointed.

Related Persons generally include persons or accounts with a personal or financial relationship with a Miles Covered Person. The term also includes:

−	Accounts in your name, in whole or part, including any joint account, family account and self-directed account, that hold securities;
−	Accounts in the name of your spouse, domestic partner, and minor children living in your household;
−	Accounts of any other member of your household for which you exercise control or substantial influence;
−	Accounts of any other relatives of you, your spouse, or domestic partner for which you exercise control or substantial influence;
−	Trust accounts and similar arrangements for which you act as trustee or otherwise exercise substantial influence, such as UGMA/UTMA accounts for your children;
−	Trust accounts and similar arrangements which benefit you directly or indirectly (but excluding accounts for which you do not substantially influence investment policy or other decisions, directly or indirectly);
−	Corporate accounts controlled, directly or indirectly, by you, such as corporate pension, benefit or investment accounts; and

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−	Accounts in the name of unrelated third parties, such as a civic or religious organization or investment clubs, if you make investment decisions for those accounts.

Under the federal securities laws, relationships or accounts that fall into these categories are “Related Persons” and are subject to the same restrictions on trading as Miles Covered Persons. You are responsible for ensuring that your Related Persons comply with the provisions of the Code.

2. Covered Securities and Prohibited Transactions

Covered Securities

This Code applies to all securities (both stocks and bonds), whether held long or short, and whether publicly or privately traded (“Covered Securities”), including but not limited to:

−	Initial and secondary public offerings,
−	Private placement and limited offerings, including hedge funds,
−	Interests in registered investment companies for which Miles provides advisory services,
−	Closed-ended funds,
−	Exchange traded funds (“ETFs”),
−	Purchases made as part of a voluntary tender election, and
−	Any option, future, forward contract or other obligation involving a security or index of securities, including an instrument for which value is derived or based on any of the above.[1]

Securities Not Covered

The preclearance requirements of this Code do not apply to the following types of securities (“Non-Covered

Securities”), although the reporting requirements continue to apply to the Non-Covered Securities if held in a brokerage account:

−	Direct obligations of the Government of the United States (U.S. treasury bills, notes and bonds);
−	High quality (investment grade) debt instruments with a remaining term to maturity of one year or less;
−	Money market instruments, such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper
−	Shares of open-end registered investment companies (i.e., mutual funds) not advised by Miles;
−	Shares of unit investment trusts that are invested exclusively in one or more open-end funds (none of which are managed by Miles)
−	Physical commodities (including foreign currencies) or any derivatives thereof; or
−	Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. Purchases made as part of an odd lot tender election are subject to the Code (see “Exceptions and Exemptions to the Pre-Clearance Requirement” below).

Pre-Clearance of Transactions

Transactions in Covered Securities by Covered Persons (other than Non-Officer Directors) must be approved in advance by the CCO as outlined below and executed in accordance with the pre-clearance procedures contained in this Code. Each approval shall be effective for two trading days after approval is granted. Open orders including stop loss orders, are generally not allowed, due to the short pre-clearance effective period (unless such orders are terminated within the allotted time span). It is necessary to repeat the pre-clearance process for transactions not executed within the pre-clearance effective period.

One Day Window: No personal securities transaction will be pre-cleared if there was a transaction in the Covered Security by Miles on behalf of any Client Account on the day and up to the time of the request for pre-clearance or on the previous business day.

Five Day Trading Window: No sales or purchase of a Covered Security is authorized within a period of 5 business days before or after Miles has purchased or sold the Covered Security on behalf of a Client Account (See Mandatory Black Out Period.)

Thirty-Day Rule: Any transaction, in which a Covered Person engages requires a 30 day holding period, except in the instance of money market open-end registered investment companies (i.e., money market funds). Pre-clearance for the purchase and/or sale of a security will not be granted unless the Covered Person has held the security for at least 30 days.

1 Trading in put and call options may raise unique issues. If the purchases or sale requires pre-clearance under the Code, it is highly likely that the closing of such positions also will require pre-clearance. In some circumstances, closing such a position may not be approved, and you could sustain losses.

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Covered Persons (excluding non-officer directors) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent securities within 30 calendar days, provided, however, that such a sale shall be permitted in the event of unusual circumstances (e.g., an unanticipated hardship) if the prior written consent of the CCO is obtained. A record of this consent shall be kept for five years. This Thirty-Day Rule is put in place to indicate Miles’ strong encouragement that its Covered Persons engage in investment activities in lieu of trading activities.

Pre-Clearance for Participation in IPOs: No Covered Person, including Non-Officer Directors, shall acquire any beneficial ownership in any securities in an initial public offering for his or her account without the CCO’s prior written approval, after providing full details of the proposed transaction, including written certification that the investment opportunity did not arise by virtue of the Covered Person’s activities on behalf of a client, and, if approved, will be subject to continuous monitoring for possible future conflicts. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with Miles or its clients.

Pre-Clearance for Private or Limited Offerings: No Covered Person, including Non-Officer Directors, shall acquire any beneficial ownership in any securities in a private or limited offering for his or her account without the CCO’s prior written approval, after providing full details of the proposed transaction, including written certification that the investment opportunity did not arise by virtue of the Covered Person’s activities on behalf of a client, and, if approved, will be subject to continuous monitoring for possible future conflicts. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with Miles or its clients.

Additional Trading Restrictions for Non-Officer Directors: It is Miles’ general policy not to communicate specific trading information and/or advice on specific issuers to Non-Officer Directors (i.e., no information should generally be given on securities for which current activity is being considered for Accounts). Since Non-Officer Directors generally have limited access to specific trading information, Non-Officer Directors are generally not be bound by the Pre-Clearance requirements section of the Code, except as discussed above.

However, if a Non-Officer Director receives specific trading information about a Covered Security being considered or being purchased or sold in a Client Account, (i) the security on which trading information is communicated or obtained shall be deemed to be a “Designated Security,” (ii) the Non-Officer Director shall have restrictions on trading in such Designated Security as described below and (iii) the CCO or his/her designee shall provide written notice to the Non-Officer Director notifying the director that he or she has received current trading information with respect to such Designated Security and that the Non-Officer Director shall be subject to the pre-clearance procedures and prohibited transaction provisions of this Code with respect to such Designated Security for the period of time stated in the written notice. The written notice to a Non-Officer Director will state the length of time that the security shall be deemed by the CCO or his/her designee to be a Designated Security. The CCO will determine an appropriate length of time based on the nature of the trading information shared with the Non-Officer Director.

Exceptions and Exemptions to the Pre-Clearance Requirement

The pre-clearance provisions of the Code shall not apply to the following categories of transactions, although transactions must still be reported and statements reflecting the transactions provided to Compliance:

−	The acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;
−	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence, control or discretion provided sufficient documentation has been provided to Compliance regarding the non-discretionary nature of the account;
−	Exercise of an option or a single transaction to satisfy an option obligation, as long as the original option transaction was properly pre-cleared. Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. Purchases made as part of an odd lot tender election are subject to the Code;
−	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
−	Purchases made as part of a 529 Plan. Rebalancing of investment alternatives in a 529 Plan, which can occur only once a year, also are exempt;
−	Regularly scheduled and matching contributions to and withdrawals from a mutual fund or collective trust in a benefit plan;
−	Periodic purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the transactions are not subject to the discretion of the buyer or seller (in other words, the transactions are periodic and automatic, and require no decision on the part of the buyer or seller);

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−	Acquisition of securities by gift or inheritance, although transactions in such securities after their acquisition are covered;
−	Bona fide gifts of securities by you, unless you have reason to believe the recipient intends to sell the securities while possessing Material Non-public Information;
−	Bona fide gifts of securities received by you;
−	Acceptance or vesting and any related stock withholding (for so-called “cashless exercises”) of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under incentive compensation plans;
−	Derivative transactions whose underlying value is based on an index;
−	Automatic rebalancing in a Miles Capital 401(k) plan; and
−	Changes in allocations to an existing Miles Capital 401(k) plan.

Prohibited Transactions

Transactions with Clients: No Covered Person shall sell to or purchase from a client or Client Account any security or other property except securities issued by that client.

Pending Orders: No Covered Person (excluding Non-Officer Directors) may engage in a transaction in a Covered Security when there is a known buy or sell order pending for a Client Account in that same security. The existence of pending orders is to be reviewed as part of the pre-clearance process referenced above.

Conflicting Transactions: No Covered Person shall purchase or sell for his or her own personal account and benefit, or for the account and benefit of any Related Person, any security that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale for a Client Account, until the client’s transactions have been completed or consideration of such transactions has been abandoned.

Short Sales: Any Covered Person (excluding Non-Officer Directors) who sells a Covered Security short that is known to be held long by any Client Account is to disgorge any profit realized on such transaction. This prohibition shall not apply to securities indices or derivatives thereof (such as futures contracts on the S&P 500 Index). Client ownership of Covered Securities is reviewed as part of the pre-clearance process referenced above.

Uncovered Calls: Sales of uncovered call options are not permitted by Covered Persons (other than Non-Officer Directors).

Short-Term Trading: No Covered Person (except Non-Officer Directors) may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities, within 30 days if the same (or equivalent) securities have been held by a Client during such 30-day period. Any profit so realized will be required to be donated to a charitable organization selected by the Person who engaged in such short-term trading.

Mandatory Blackout Periods: All Covered Persons (except Non-Officer Directors) are prohibited from purchasing or selling any Covered Security within five (5) business days before, the day of, or five (5) business days after any Client Account has traded in the same (or a related) security. In the event that a Covered Person makes a prohibited purchase or sale within a blackout period, Compliance, at its discretion, will review the transaction on a case-by-case basis to determine if further action should be taken. Such actions may include that the Covered Person must unwind the transaction and any gain from the transaction will be disgorged to a bona fide charity, fines, suspension of trading privileges, and/or termination of employment.

Miles reserves the right to impose other trading blackouts from time to time on specified groups of its personnel when, in the judgment of the CCO, a blackout period is warranted. The CCO will notify those affected by such a blackout of when the blackout begins and when it ends. Those affected should not disclose to others the fact of such trading suspension.

3. Disclosure of Personal Securities Holdings and Certification

Each Covered Person is required to certify at the time of joining Miles and subsequently, when there are material changes, that:

i.	he or she has read and understands the Code,
ii.	recognizes that he or she is subject to the Code, and
iii.	he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.

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The initial certification must be made no later than 10 business days after starting employment with Miles and information provided must be as of a date no earlier than 45 days before the date of employment. Covered Persons are also required to certify quarterly and annually that they have reported all securities transactions and accounts, and certain other information. Annual and quarterly certifications are to be submitted within thirty days after the end of the reporting period.

Holdings Information

The certifications must contain the following Securities holdings information:

−	The title, type and number of shares, or principal amount, interest rate and maturity date (if applicable), and ticker symbol or CUSIP number of each security held beneficially;
−	The name of any broker, dealer, bank or custodian with or through which a personal account is maintained in which the person has a beneficial interest, along with the corresponding account number. A personal account means any account maintained at a broker-dealer or bank in which a Covered Person has Beneficial Ownership. For example, a Personal Account would include any brokerage account maintained by a Covered Person, spouse or household member at Merrill Lynch, TD Ameritrade or at any other discount or full-service broker; and
−	The date the report is submitted.

Ongoing Reporting of Personal Securities Transactions

Each Covered Person shall:

i.	as noted above, identify to Miles any brokerage or other account, including accounts of Related Persons; and
ii.	authorize Miles to instruct the broker or custodian to deliver to the Compliance Department duplicate confirmations of all transactions and duplicate monthly statements. You are responsible for ensuring initially that the Compliance Department receives these confirmations and statements and for following up subsequently if the Compliance Department notifies you that they are not being received. The Compliance Department may require you to close an account if your broker fails to provide periodic confirmations or account statements on a timely basis.
iii.	provide securities reports and other certifications as indicated, i.e., initially within ten days of employment and quarterly and annually thereafter.

Miles may impose a range of penalties for violations of the Personal Securities Trading provisions of the Code, including required certifications. Those penalties may range from a letter of reprimand to disgorgement of profits to suspension of trading privileges to termination of employment. Violations of the Code are reported to the Covered Person’s management, Human Resources, and the executive management of Miles.

4. Hardships

Under unusual circumstances, such as a personal financial emergency, application for an exemption to make a transaction may be made to the CCO, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details of your circumstances, reasons for the exception and exception requested. A hardship exemption will not be granted after the fact.

The CCO may, in unusual circumstances, approve exceptions from the Code applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual’s fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the CCO in connection with granting such exception. Any such exceptions will be reported to the executive management of Miles.

C. OTHER POLICIES INCLUDING GIFTS AND OUTSIDE EMPLOYMENT

5. Confidentiality

Business relationships may require the exchange of confidential or sensitive information. Covered Persons have a responsibility to restrict the use of information of this nature and maintain confidentiality regarding proprietary information of Miles at all times. Covered Persons shall not use confidential information for purposes other than those permitted or approved by Miles, which typically means, the use of confidential information in a confidential manner while conducting business and providing services to clients. Access to confidential information about customers is to be restricted to those who have a need to know.

In the course of business, Covered Persons may have access to financial and other personal information about customers and employees. This information may be contained in documents, electronic systems, or shared verbally. All Covered Persons have an obligation to keep this information confidential and respect the privacy right of clients and employees. Also see Miles’ Privacy Policy under Section 13.

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The confidential information of Miles includes, but is not limited to, all non-public and/or proprietary information (whether written or contained in an electronic medium), trade secrets, information regarding products or services, customer lists, business plans, expansion plans, investment-related data and strategies, operating results, financial condition, projections and assumptions, systems and systems development information, and information pertaining to any of the foregoing or to research, business development, marketing, purchasing, pricing and current and potential customers. Information which is confidential to Miles also includes any and all reports, analyses, copies, reproductions, summaries, notes, extracts or other information, regardless of the persons who prepared them, that is based on, contains or reflects any of the foregoing described confidential information. However, information is generally not considered confidential to Miles if the information is or becomes available to the public other than as result of an improper disclosure.

In the conduct of Company business, you must:

−	Request and use only information that is related to our business needs. Such information should be revealed and discussed only within the scope of your job.
−	Restrict records access to persons with proper authorization and legitimate business needs.
−	Include only relevant and accurate data in files that are used as a basis for taking action or making business decisions.

Observance of confidentiality is paramount to maintaining our credibility and the trust of our customers, the public, and our employees. Unauthorized or improper disclosure could be harmful and might result in liability for Miles. More importantly, success in our business depends on our customers’ and employees’ trust that we properly use information confided in us. Failure to maintain confidentiality is regarded as a serious issue that may result in consequences of significance. Any questions regarding disclosure of the above information should be directed to the CCO.

6. Use of Email

Miles Covered Persons are not authorized to use any email communication service to send emails relating to or used to conduct company business other than those provided by Miles. At present, these services include Outlook and Bloomberg only. Only in extreme circumstances, if company email service is not available or accessible and there is a pressing business need, alternate email personal services may be used. However, Miles Covered Persons must include their Miles email address as a recipient of any email involving company business in order to ensure that Miles is positioned to retain and maintain records of email as required under SEC recordkeeping standards. Secondly, in such instances, Covered Persons potentially expose the contents of personal emails and email accounts to inspection by the SEC and regulatory scrutiny. As a result, Miles does not authorize the use of personal email facilities to conduct company business except given the most extreme of circumstances.

In addition, Covered Person are not to use text messaging, instant messaging, or any other form of written communication, other than approved email, traditional mail, or facsimile to conduct company business, unless the form of communication has been approved in advance by the CCO.

7. Other Standards of Business Conduct

In all dealings with customers and members of the public, generally, all Covered Persons must adhere to high standards of honesty and fair dealing. In particular, all Covered Persons must comply with the following limitations and prohibitions:

−	No Covered Person will make false or misleading statements, or fail to state material facts in connection with securities transactions.
−	Covered Persons may not time personal security transactions to precede or follow client orders in the same security, thereby positioning the Covered Person to take unfair advantage of changes in market price. In no instance may personal securities transactions take precedence over client orders or be placed so as to gain an advantage over client transactions.
−	Personal activity in financial markets must be reasonable and in keeping with a Covered Person’s financial resources and personal financial or other activity must not interfere with the performance of the normal activities of a Covered Person’s position.
−	Covered Persons may become members of investment clubs (organizations whose members make joint decisions on which securities to buy or sell and where such securities are generally held in the name of the investment club). Covered Persons are required to obtain the written permission of Miles’ CCO prior to participation.
−	Covered Persons may not borrow money from any of Miles’ suppliers or clients. However, the receipt of financing on customary terms in connection with the personal purchase of goods or services is not considered borrowing within the context of this prohibition. Supplier or client loans to Covered Persons must occur within the course of the conduct of ordinary business.

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−	Covered Persons, while engaging in any outside activity, must not state or imply that they are acting as a representative of Miles without prior approval of the CCO. This includes testifying as an “expert witnesses”.
−	Employees and officers may not act in the capacity of a trustee, executor, administrator, conservator or guardian, other than with respect to assets of persons related to the employee or officer by blood or marriage, without approval of the CCO.
−	Covered Persons may not engage in any employment or business activity outside of employment with Miles which inappropriately interferes with normal business activities with Miles or creates (or holds potential to create) a conflict of interest with the interests of Miles or the responsibilities of the Covered Person or other persons at Miles. Covered Persons are to notify the CCO of all directorships and officerships with companies outside of Miles in advance of holding such positions and must notify the CCO of any outside employment or business activity which may interfere with such person’s normal business activities or which may create a conflict of interest with Miles.

8. Conflicts of Interest

A conflict of interest results when the interests of a client or other party to whom Miles owes a fiduciary duty of loyalty and trust are jeopardized or conflict with those of Miles, its personnel or an internal or external party that holds, or seeks to exercise influence over the adviser or its personnel. For example, investment in a security by a Covered Person that represents an opportunity for investment for a client account is a conflict of interest. As described below, gifts and gratuities provided to Miles or its personnel may represent a conflict of interest. Miles Covered Persons are to avoid conflicts of interest to the extent possible and must seek to mitigate them. To that end, Covered Persons are encouraged to report and seek guidance from the CCO regarding conflicts.

9. Gifts

Providing or receiving gifts within a business context may give rise to an appearance of impropriety or raise a potential conflict of interest. As a general rule, Covered Persons are prohibited from accepting any gifts within a business context, however, gifts of strictly nominal value are allowed. These gifts include normal and customary business entertainment (e.g., business meals and entertainment where the person providing the entertainment is present) that is not "lavish," the cost of which would be paid for by Miles as a reasonable expense if not paid by the client. While "nominal value" and "lavish entertainment" are not precisely defined, any gift or entertainment is viewed as unacceptable if an independent third party may conclude that the Covered Person could be influenced to improperly favor the provider of the gift or gratuity over those to whom it owes a duty of fairness and impartiality. Gifts of an extraordinary or extravagant nature to a Covered Person are to be declined or returned in order to avoid compromising the operations or reputation of the Covered Person and Miles. These concepts apply to relationships between Covered Persons and any regulatory, industry group or others to whom Miles is obligated. Any activity that may be interpreted as an attempt at bribery is strictly prohibited.

Miles’ general policy is that Covered Person are not to, directly or indirectly, give or receive anything of value, including gratuities, in excess of one hundred dollars ($100) per individual per year to/from any person, principal, proprietor, employee, agent or representative when payment is made within the context of Miles’ business. All gifts and gratuities received or given by a Covered Person in excess of $100 must be reported on Miles’ Annual Certification of Securities Holdings and Conflicts Questionnaire (unless otherwise previously disclosed by means of the Quarterly Certification).

10. Gifts to Foreign Officials

The Foreign Corrupt Practices Act (“FCPA”) represented a response to a series of corporate bribery scandals involving foreign government officials. The FCPA establishes severe penalties for persons and companies found to have given improper gifts to foreign officials. As a result, Miles requires that all employees and agents avoid violations of the FCPA. Neither Miles, nor any employee or agent of Miles, may make, or offer to make, any payment, or give or offer to give, any gift or item of value, or provide remuneration, entertainment or other benefit to any foreign official except those involving the direct payment of nondiscretionary routine government actions. Examples of acceptable nondiscretionary routine government actions include: the issuance of permits, licenses or documents which allow one to do business in a foreign country. Before making any payment or providing anything of value to a foreign official, other than the routine processing of payments, it is required that Covered Persons notify the CCO in advance in order to confirm that the payment or gift will not violate the FCPA.

11. 1940 Act Requirements

An investment manager to a U.S. registered investment company (“RIC”) is subject to the RIC’s code of ethics. Rule 17j-1 of the 1940 Act, which is similar to Rule 204A-1 of the Advisers Act, prohibits an investment adviser to a RIC and its affiliated persons from engaging in fraudulent or deceptive acts, directly or indirectly by the adviser or affiliated person, in connection with the purchase or sale of a security held or to be acquired by the investment company.

Rule 17j-1 also requires that every investment adviser to an investment company adopt a written code of ethics containing provisions reasonably necessary to prevent its “access persons” from engaging in conduct prohibited by the rule. An adviser’s code of ethics must be approved by the investment company’s board of directors before the adviser is initially retained and no later than six months after a material change to the code. At least annually, an adviser must provide the investment company’s board with a written report describing any issues that have arisen under the code of ethics since the last report and certifying that the adviser has adopted procedures reasonably necessary to prevent access persons from violating the code.

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Rule 17j-1 also requires that an access person submit an initial securities holdings report no later than 10 days after the person becomes an access person, quarterly transaction reports no later than 30 days after the end of a calendar quarter (or broker trade confirmations or account statements in lieu of such transaction reports), and annual holdings reports. Rule 17j-1 defines an “access person” as any officer, director, or general partner of the investment company’s adviser, as well as: (1) an employee “who, in connection with his or her regular duties, makes, participates in, or obtains information, regarding the purchase or sale of Covered Securities (as defined in Rule 17j-1) by a fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales,” and (2) any natural person in a control relationship to the adviser who obtains information concerning recommendations made to the investment company with regard to the purchase or sale of covered securities. Non-interested directors (as such term is defined by Section 2(a)(19) of the 1940 Act) are excepted from the reporting requirements of Rule 17j-1 unless the director knew, or should have known, that during the 15-day period immediately before or after the director’s transaction in a covered security, the fund purchased, or the adviser considered purchasing or selling, the covered security. The required contents of holdings and transaction reports and exceptions to the reporting requirements of Rule 17j-1 are substantially the same as those of Rule 204A-1. Miles’ Code of Ethics is designed to comply with Rule 17j-1.

12. Disqualified Persons

Section 9 of the 1940 Act prohibits persons who have committed various acts from serving in certain capacities with respect to RICs. Under Section 9(a), an “ineligible person” generally cannot serve in the following capacities with respect to a RIC: employee, officer, trustee, member of advisory board, investment adviser, or principal underwriter (each a “Fund Position.”)

Section 9(a) defines four situations that disqualify persons or entities from service on behalf of a RIC:

1.	Persons convicted within the last ten years of infractions that are tied to certain securities transactions or employment in the securities field.
2.	Persons with permanent or temporary injunctions involving actions in certain capacities in the securities arena.
3.	Companies with an affiliated person who is ineligible under the first two items above.
4.	Persons who are subject to an SEC order declaring them ineligible for service to a RIC under Section 9.

Where Miles is an investment manager to a RIC, Miles Compliance is responsible for monitoring compliance with disqualified persons’ requirements for its employees. Miles Compliance will also report to executive management when Miles seeks to employ a disqualified person.

D. PENALTIES FOR TRADING VIOLATIONS

Violations of the Code of Ethics may result in disciplinary action based on the perceived severity of the issue. For example, one instance of a failure to pre-clear covered securities may result in a warning to the Covered Person with notice to the Covered Person’s management and Human Resources. Subsequent violations may result in additional warnings or more stringent penalties depending upon the frequency and severity of the violation and other factors. Sanctions beyond warnings may include: censures, monetary fines, disgorgement of profits, temporary suspensions of trading rights or other limitations regarding a Covered Person’s authority to trade, termination of employment or other penalty determined by Miles at its discretion.

E. REVIEW AND RECORDKEEPING

The Compliance Department shall review all documents required to be submitted under this Code, and all materials required under the Code and the Advisers Act, including pre-approvals, account statements and other Code materials shall be kept in the department’s files and maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place. The CCO shall report to the executive management of Miles on a regular basis any material violations of the Code, and, at least yearly, shall report on the efficacy of the Code, together with any recommendations for changes in the Code.

The CCO is to ensure that Code reporting records are maintained for five years (the first two years on-site) including:

−	Initial holdings reports
−	Personal trading and other reports
−	Copies of the Code of Ethics currently in effect and any that have been in effect within the past five years
−	Record of any violation of the Code of Ethics and of any action taken as a result of the violation
−	Written acknowledgements of the Code of Ethics from each person who is currently or within the past five years, was a Covered Person

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−	A list of persons who are currently or, within the past five years, were Control Persons
−	All records documenting the annual review of the Code of Ethics
−	All records of pre-clearance requests and the responses.

F. Responsibility for Policy

The CCO of Miles, or his/her designee, is responsible for implementing and monitoring this Policy and for implementation and execution of a program for oversight on a regular basis.

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